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                        OPINION OF WYATT, TARRANT & COMBS


                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF WYATT, TARRANT & COMBS]



                                 August 13, 1999

Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee 38018

         Re:      Union Planters Corporation
                  Registration Statement on Form S-3

Dear Ladies and Gentlemen:

         We have acted as special counsel to Union Planters Corporation, a Tennessee corporation ("Union Planters"), in connection with the preparation of the Registration Statement on Form S-3 (No. 333-_______) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on August 13, 1999 under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act, of senior or subordinated debt securities of Union Planters, in one or more series, with an aggregate initial public offering price of up to $600,000,000, or the equivalent thereof in one or more foreign currencies or composite currencies (the "Debt Securities"), which may be issued under Indentures (the "Indentures") proposed to be entered into between Union Planters and The First National Bank of Chicago (the "Trustee").


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         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

         (i) the Registration Statement;

         (ii) the forms of two Indentures filed as exhibits to the Registration Statement;

         (iii) the Amended and Restated Charter of Union Planters, as presently in effect;

         (iv) the By-laws of Union Planters, as presently in effect;

         (v) certain resolutions of the Board of Directors of Union Planters adopted at a meeting duly held on July 16, 1999 and of the Executive Committee of the Board of Union Planters adopted at a meeting held on August 9,1999 (collectively, the "Board Resolutions") relating to the issuance and sale of the Debt Securities and related matters.

         We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of Union Planters and such agreements, certificates of public officials, certificates of officers or other representatives of Union Planters and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than Union Planters, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of Union Planters and others.

         You should note that Union Planters and the Trustee have agreed that the Indentures will be governed by the laws of the State of New York. We are licensed to practice only in the State of Tennessee and therefore, we do not express any opinion as to the laws of any jurisdiction other than those of the State of Tennessee. In rendering this opinion we have assumed, with your approval, that the relevant provisions of New York law differ in no material respect from the relevant provisions of the laws of the State of Tennessee.




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         Based upon and subject to the foregoing, we are of the opinion that:

         1. With respect to any series of Debt Securities (the "Offered Debt Securities"), when (i) the authorized officers of Union Planters have taken all necessary corporate action to fix and determine the terms of the Offered Debt Securities in accordance with the Board Resolutions; (ii) the terms of the Offered Debt Securities and of their issuance and sale have been duly established in conformity with the applicable Indenture so as not to violate any applicable law, the Amended and Restated Charter or By-laws of Union Planters or result in a default under or breach of any agreement or instrument binding upon Union Planters, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over Union Planters; (iii) the applicable Indenture has been duly executed and delivered; and (iv) the Offered Debt Securities have been duly executed and authenticated in accordance with the terms of the applicable Indenture and duly delivered to the purchasers thereof upon payment of the agreed-upon consideration therefor, the issuance and sale of the Offered Debt Securities will have been duly authorized, and the Offered Debt Securities will be valid and binding obligations of Union Planters entitled to the benefits of the applicable Indenture, except to the extent that
(x) enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally, (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and (3) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency and (y) the waiver contained in Section 5.15 of the applicable Indenture may be deemed unenforceable.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Opinions" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.


                                        Very truly yours,


                                        /s/   Wyatt, Tarrant & Combs